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                                                                  EXHIBIT 16.A


           DATED 30 NOVEMBER 2002 WITH EFFECT FROM 29 NOVEMBER 2002


                  BEHEER-EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V.
                                   as Assignor


                                     - and -


                 CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK
                                   as Assignee


                   -------------------------------------------

                               DEED OF ASSIGNMENT

                   -------------------------------------------


                                                         HERBERT SMITH
                                                         Exchange House
                                                         Primrose Street
                                                         London EC2A 2HS
                                                         FINANCE DIVISION
                                                         Tel: 020-7374 8000
                                                         Fax: 020-7374 0888
                                                         Ref: 2390/2409/30830495

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                                TABLE OF CONTENTS

CLAUSE     HEADINGS                                                                                PAGE
1.        DEFINITIONS, CONSTRUCTION AND THIRD PARTY RIGHTS............................................1

2.        COVENANTS TO PAY............................................................................5

3.        ASSIGNMENT..................................................................................5

4.        SECURITY AMOUNT.............................................................................5

5.        FURTHER ASSURANCE...........................................................................6

6.        COVENANTS...................................................................................7

7.        RIGHTS OF THE ASSIGNEE......................................................................8

8.        EXONERATION.................................................................................9

9.        APPOINTMENT OF RECEIVER....................................................................10

10.       RECEIVER'S POWERS..........................................................................10

11.       PROTECTION OF PURCHASERS...................................................................11

12.       POWER OF ATTORNEY AND DELEGATION...........................................................11

13.       APPLICATION OF MONIES RECEIVED UNDER THIS DEED.............................................12

14.       RELEASE OF SECURITY........................................................................12

15.       AMOUNTS PAYABLE............................................................................13

16.       REPRESENTATIONS AND WARRANTIES.............................................................14

17.       MISCELLANEOUS..............................................................................14

18.       LAW, JURISDICTION AND SERVICE..............................................................17

19.       NOTICES....................................................................................18

SCHEDULE 1 FORM OF NOTICES...........................................................................20

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THIS DEED OF ASSIGNMENT is made on    November 2002

BETWEEN:

(1) BEHEER-EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V. a private limited company (BESLOTEN VENNOOTSCHAP MET AANSPRAKELIJKHEID) organised under the laws of The Netherlands, having its registered office at Parnassustoren, Locatellikade 1, 1076 Amsterdam, The Netherlands (the "ASSIGNOR") and

(2) CREDIT AGRICOLE LAZARD FINANCIAL PRODUCTS BANK whose registered office is at 11 Moorfields Highwalk, London EC2Y 9DY (the "ASSIGNEE").

IT IS AGREED as follows:

1.      DEFINITIONS, CONSTRUCTION AND THIRD PARTY RIGHTS

1.1     DEFINITIONS

        Terms defined in the Put Option Agreement and the Guarantee shall, unless otherwise defined in this Deed or unless a contrary intention appears, bear the same meaning when used in this Deed and the following terms shall have the following meanings:

        1.1.1 "ASSIGNED ASSETS" means all the rights, title, benefit and interests of the Assignor assigned to the Assignee pursuant to Clause 3 (ASSIGNMENT);

                  "BUSINESS DAY" means any day (excluding Saturday) on which commercial banks settle payments and are ordinarily open for general business (including dealings in foreign exchange and foreign currency deposits) in London;

                  "EFFECTIVE DATE" has the meaning given to such term in the Equity Swap Confirmation;

                  "ENFORCEMENT EVENT" means any of the following:

                  (i) an Event of Default occurs with respect to Floscule under the Swap Agreement; or

                  (ii) the Assignor fails to make any transfer of its Rights when required to do so; or

                  (iii) the Assignor fails to perform any obligation to which it is subject under this Deed and (other than where such failure is a failure to pay) that failure continues for ten Business Days after notice of that failure is given to the Assignor by the Assignee; or

                  (iv) an Early Termination Date has occurred or been designated under the Swap Agreement; or

                  (v) the Assignee makes a demand upon the Assignor pursuant to the Guarantee at any time after it is entitled to do so under the terms of the Guarantee; or

                  (vi) the Put Option Agreement fails or ceases to be in full force and effect (in either case other than in accordance with its terms) or either party

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                           thereto disaffirms, repudiates or rejects, in whole
                           or in part, or successfully challenges the validity of, the Put Option Agreement.

                  "EQUITY SWAP CONFIRMATION" means the confirmation dated 29 November 2002 evidencing the equity swap transaction in relation to the Shares between Floscule and the Assignee and forming part of the Swap Agreement;

                  "FLOSCULE" means Floscule B.V.;

                  "GUARANTEE" means the deed of guarantee dated on or about the date hereof entered into by the Assignor as guarantor in favour of the Assignee as beneficiary;

                  "INITIAL OPTION SHARES" means 11 (eleven) million Shares;

                  "INITIAL ZERO COUPON RATE" has the meaning given to such term in the Equity Swap Confirmation;

                  "LPA" means the Law of Property Act 1925;

                  "MATURITY DATE" has the meaning given to such term in the Equity Swap Confirmation;

                  "NOTIFICATION TIME" means 1.00 p.m. (London time) on a Business Day;

                  "OPTION SELLER" means Wendel Investissement;

                  "OPTION SHARES" means, at any time, any number of Shares subject to a maximum of the Initial Option Shares;

                  "POSTED AMOUNT" means, on any day, the Rights assigned to the Assignor pursuant to this Deed in relation to a certain number of Option Shares (as adjusted to exclude any prior Return Amount, the transfer of which has not yet been completed and for which the relevant Settlement Day falls on or after such day);

                  "PUT OPTION AGREEMENT" means the put option agreement dated on or about the date hereof between the Assignor and the Option Seller pursuant to which the Option Seller granted put options in respect of the Initial Option Shares to the Assignor;

                  "RECEIVER" means any person appointed by the Assignee to be a receiver or receiver and manager or administrative receiver of any property subject to the security created by this Deed;

                  "REMAINING SHARES" has the meaning given to such term in the Equity Swap Confirmation;

                  "RETURN AMOUNT" has the meaning given to such term in Clause 4.1;

                  "RIGHTS" means, in relation to an asset, any rights, title, benefit and interests of the party in question in, to and under such asset;

                  "SECURED OBLIGATIONS" means all monies, obligations and liabilities covenanted to be paid or discharged pursuant to Clause 2 (COVENANTS TO PAY);

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                  "SECURITY" means any mortgage, charge, pledge, lien,
                  assignment or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect;

                  "SECURITY AMOUNT" means, on any day, Rights under the Put Option Agreement in relation to such number of Option Shares as would result in the aggregate Option Price payable in respect of such number of Option Shares being equal to an amount calculated in accordance with the following formula:

                           (Notional + Fees)*(1 + Interest + Margin)(Mat)

                     where:

                     "Notional" =    an amount equal to the aggregate of the
                                     product of EURO 7.80 and the number of
                                     Remaining Shares on such day;

                     "Fees" =        EURO 650,000;

                     "Interest" =    a rate equal to the Initial Zero Coupon
                                     Rate determined in accordance with the
                                     Equity Swap Confirmation;

                     "Margin" =      0.90 per cent.; and

                     "Mat" =         (a) the number of days from (and
                                     including) the Effective Date to (and
                                     excluding) the Maturity Date divided by (b)
                                     365;

                  "SECURITY PERIOD" means the period from the date of this Deed until the date on which the Assignee has determined that all of the Secured Obligations have been irrevocably and unconditionally paid and discharged in full;

                  "SETTLEMENT DAY" means, in relation to a day and with respect to a transfer of Put Options, the next following Business Day;

                  "SHARES" means class A common shares in the capital of Trader Classified Media N.V. with a nominal value of EURO 0.16 per share and/or class B common shares in the capital of Trader Classified Media N.V. with a nominal value of EURO 1.92 per share;

                  "SWAP AGREEMENT" means the 1992 ISDA Master Agreement (Multicurrency - Cross Border) and related schedule dated as of 29 November 2002 between Floscule and the Assignee;

                  "VAT" means United Kingdom Value Added Tax together with all interest and penalties relating thereto; and

                  "WENDEL GUARANTEE" means any guarantee or other assurance of performance which may be entered into by Wendel Investissement in favour of the Assignor in respect of the obligations of any party to the Assignor in relation to the Shares.

        1.1.2 Unless a contrary intention appears, words defined in the Companies Act 1985 (as amended by the Companies Act 1989) have the same meanings in this Deed.

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1.2     CONSTRUCTION AND THIRD PARTY RIGHTS

        1.2.1     In this Deed:

                  (A) unless the context otherwise requires, the singular includes the plural and vice versa;

                  (B) headings and the use of bold or italicised typeface shall be ignored in its construction;

                  (C) references to the "ASSIGNEE" shall include successors, assignees or transferees of the Assignee;

                  (D) reference to any enactment shall include reference to such enactment as re-enacted, amended or extended;

                  (E) a reference to a Clause, or Schedule is, unless indicated to the contrary, a reference to a clause or schedule to this Deed;

                  (F) references to this Deed shall be construed as references also to any separate or independent stipulation or agreement contained in it;

                  (G) a reference to another agreement (including the Put Option Agreement and the Guarantee) shall be construed as a reference to such agreement as the same may have been modified, extended, amended, varied or supplemented or novated from time to time;

                  (H) the words "OTHER", "OR OTHERWISE" and "WHATSOEVER" shall not be construed eiusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to;

                  (I) references to any form of property or asset (including any Assigned Asset) shall include a reference to all or any part of that property or asset); and

                  (J)      the word "INCLUDING" is without limitation.

        1.2.2 No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

1.3     IMPLIED COVENANTS FOR TITLE

        The obligations of the Assignor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of
        Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

1.4     EFFECT AS A DEED

        This document is intended to take effect as a deed notwithstanding that the Assignee may have executed it under hand only.

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2.      COVENANTS TO PAY

2.1     COVENANT TO PAY SECURED OBLIGATIONS

        The Assignor covenants that it shall on demand pay to the Assignee and/or any Receiver under this Deed all monies and discharge all obligations and liabilities whatsoever now or hereafter due, owing or incurred by it to the Assignee and/or any Receiver under this Deed under or pursuant to the Guarantee and/or this Deed in each case at the times and in the manner provided herein or therein.

2.2     POTENTIAL INVALIDITY

        Neither the covenant to pay in Clause 2.1 (COVENANT TO PAY SECURED OBLIGATIONS) nor the obligation to pay interest pursuant to Clause 2.3 (INTEREST) nor the security created by this Deed shall extend to or include any liability or sum which would, but for this Clause 2.2, cause such covenant or security to be unlawful under any applicable law.

2.3     INTEREST

        2.3.1 The Assignor hereby agrees to pay to the Assignee, in respect of any amount demanded from it in accordance with this Deed (to the extent that interest on such amount is not otherwise being paid pursuant to any agreement between the Assignor and the Assignee) interest from first demand by the Assignee of the Assignor at the rate per annum which is two per cent. (2%) per annum above the cost to the Assignee (as conclusively determined by the Assignee) of funding the amount demanded, such interest being calculated on the basis of daily compounding and the actual number of days elapsed.

        2.3.2 Such interest shall accrue due on a daily basis from the demand by the Assignee until actual payment by the Assignor (both before and after any further demand or judgment or the liquidation of the Assignor).

3.      ASSIGNMENT

        The Assignor, with full title guarantee and as a continuing security for the payment and discharge of the Secured Obligations hereby assigns and agrees to assign by way of security to the Assignee all the Assignor's Rights from time to time under the Put Option Agreement and the Wendel Guarantee including, without limitation, all rights to receive payment of any amounts which may from time to time be due, owing or incurred to the Assignor thereunder and all payments received by the Assignor thereunder, all rights to serve notices and/or make demands thereunder and/or to take such steps as are required to cause payments or other obligations to become due and/or payable thereunder and all rights of action in respect of any breach thereof or other loss thereunder, whether in contract, tort or otherwise, and all rights to receive damages or obtain other relief in respect of the same.

4.      SECURITY AMOUNT

4.1     RETURN AMOUNT

        Subject as provided in this Clause 4, if on any day the Posted Amount for that day equals or exceeds the Security Amount for that day, then the Assignee will re-assign to the Assignor Rights in relation to a number of Option Shares as close as practicable

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        to the applicable Return Amount (rounded pursuant to Clause 4.5). For these purposes, the "Return Amount" applicable to the Assignee on any day will equal the amount by which the Posted Amount exceeds the Security Amount.

4.2     CONDITION PRECEDENT

        Each re-assignment obligation of the Assignee under Clause 4.1 above is subject to the conditions precedent that (i) no Enforcement Event has occurred and is continuing unremedied (if capable of remedy) or unwaived and (ii) no Potential Event of Default with respect to Floscule has occurred under the Swap Agreement and is continuing unremedied (if capable of remedy) or unwaived.

4.3     DEMANDS

        If a demand pursuant to Clause 4.1 above is received by the Notification Time, then the relevant transfer will be made not later than the close of business on the Settlement Day relating to the date such demand is received; if a demand is received after the Notification Time, then the relevant transfer will be made not later than the close of business on the Settlement Day relating to the day after the date such demand is received.

4.4     CALCULATIONS

        All calculations under this Clause 4 will be made by the Assignee and notified to the Assignor not later than the Notification Time on the Business Day following the date of calculation.

4.5     ROUNDING

        The Delivery Amount and the Return Amount will be rounded up to the nearest whole number of Put Options and down to the nearest whole number of Put Options, respectively.

5.      FURTHER ASSURANCE

        The Assignor must promptly upon request by the Assignee execute (in such form as the Assignee may reasonably require) such documents (including assignments, transfers, mortgages, charges, notices and instructions) in favour of the Assignee or its nominees and do all such assurances and things as the Assignee may reasonably require for:

        5.1.1 perfecting and/or protecting (by registration or in any other way) the security created or intended to be created by this Deed;

        5.1.2 conferring upon the Assignee such security as it may require over the assets of the Assignor outside of England and Wales which if in England or Wales would form part of or be intended to form part of the Assigned Assets;

        5.1.3 facilitating the realisation of all or any part of the Assigned Assets; and

        5.1.4 for exercising all powers, authorities and discretions conferred on the Assignee or any Receiver pursuant to this Deed or by law.

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6.      COVENANTS

6.1     COVENANTS OF ASSIGNOR

        The Assignor covenants that for so long as it remains under any obligation to the Assignee or any other assignee (as the case may be) in respect of the Secured Obligations it shall:

        6.1.1 comply with each and every covenant, obligation and provision contained in the Put Option Agreement and use all its reasonable endeavours to procure that the Option Seller does likewise and shall not (save with the Assignee's prior written consent) amend, vary, extend, release, determine or rescind the Put Option Agreement or grant any time or indulgence or compound with, discharge, waive, release or vary the liability of the Option Seller or consent to any act or omission which would otherwise constitute a breach or concur in accepting or varying any compromise, arrangement or settlement relating thereto or do or suffer any act or thing whereby the recovery of any amounts due and payable under the Put Option Agreement may be delayed or impeded (other than in favour of the Assignee as security for the Secured Obligations);

        6.1.2 subject to the provisions of Clause 6.3.1, not exercise any of its Rights (including, without limitation, its right to serve an Option Notice) under the Put Option Agreement until all amounts due, owing or incurred by it to the Assignee have been repaid or discharged in full and in any event not without the Assignee's prior written consent;

        6.1.3 not create or attempt to create or permit to subsist or arise any Security (other than in favour of the Assignee as security for the Secured Obligations) on, over or affecting the Put Option Agreement or the Assigned Assets or any part of them;

        6.1.4 it shall not, without the prior consent in writing of the Assignee, dispose of the Assigned Assets or any part of them or agree so to do and for these purposes the term "disposal" shall include any form of disposal of any interest in any asset including (without limitation) any transfer, assignment, sale or the creation of any other form of legal or equitable interest in or over any asset or any option in respect of any of the foregoing;

        6.1.5 it shall at all times comply with all laws and regulations applicable to it and will obtain and maintain in full force and effect all consents, licences, approvals or authorisations of, exemptions by or registrations or declarations with, any governmental or other authority which may at any time be required with respect to any of the Assigned Assets;

        6.1.6 it shall not knowingly do or cause or permit to be done anything which may in anyway reduce, jeopardise or otherwise prejudice the value to the Assignee of the Assigned Assets;

        6.1.7 it shall take all such action as may be available to it for the purpose of creating, perfecting or maintaining the security created or intended to be created pursuant to this Deed including the obtaining of any necessary consent (in form and content satisfactory to the Assignee (acting reasonably)) to enable its assets to be mortgaged, charged or assigned pursuant to this Deed.

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                  Immediately upon obtaining any necessary consent the asset concerned shall become subject to the security created by this Deed. The Assignor shall promptly deliver a copy of each consent to the Assignee;

6.2     NOTICES OF CHARGE AND/OR ASSIGNMENT

        6.2.1 The Assignor shall deliver to the Assignee and serve on the counterparty to the Put Option Agreement notice of assignment in respect of the Put Option Agreement assigned pursuant to this Deed and shall use its reasonable endeavours to procure that each notice is acknowledged by such counterparty.

        6.2.2 The notices of charge and/or assignment and/or acknowledgement referred to in Clause 6.2.1 shall be in a form substantially similar to that contained in Schedule 1 (FORM OF NOTICES) or such other form as the Assignee may require.

6.3     COVENANTS OF ASSIGNEE

        The Assignee covenants that it shall:

        6.3.1 subject to the conditions precedent that (i) no Enforcement Event has occurred and is continuing unremedied (if capable of remedy) or unwaived and (ii) no Potential Event of Default with respect to Floscule has occurred under the Swap Agreement and is continuing unremedied (if capable of remedy) or unwaived, exercise the Assignor's Rights (including, without limitation, its right to serve an Option Notice) under the Put Option Agreement in relation to such number of Option Shares as the Assignor may in writing request, PROVIDED THAT the Assignee shall not be obliged to effect such exercise unless the request from the Assignor contains confirmation that the Option Notice to be served by the Assignor may direct the Option Seller to make payment of the Option Price to such account as the Assignee may specify in respect of any Secured Obligations in the same way and to the same extent as if the Assignee had been entitled to make demand under the Guarantee or as if an Enforcement Event had occurred under this Deed;

        6.3.2 notify the Assignor as soon as reasonably practicable thereafter of the date on which the Assignee has determined that all of the Secured Obligations have been irrevocably and unconditionally paid and discharged in full;

        6.3.3 notify the Put Option Seller as soon as reasonably practicable thereafter following any re-assignment of Rights to the Assignor pursuant to Clause 4.1.

7.      RIGHTS OF THE ASSIGNEE

7.1     ENFORCEMENT

        At any time on or after the occurrence of an Enforcement Event, the security created pursuant to this Deed shall be immediately enforceable and the Assignee may in its absolute discretion and without notice to the Assignor or the prior authorisation of any court:

        7.1.1 enforce all or any part of the security created by this Deed and take possession of or dispose of all or any of the Assigned Assets in each case at such times and upon such terms as it sees fit; and

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        7.1.2     whether or not it has appointed a Receiver, exercise all of the powers, authorities and discretions conferred from time to time on:

                  (A) mortgagees by the LPA (as varied or extended by this Deed) or by law; and

                  (B)      granted to a Receiver by this Deed or by law.

7.2     RESTRICTIONS ON CONSOLIDATION OF MORTGAGES

        Section 93 of the LPA shall not apply to this Deed or to any sale made under it or to the right of the Assignee to consolidate all or any of the security created by or pursuant to this Deed with any other security in existence at any time. Such power may be exercised by the Assignee at any time following the Enforcement Date.

7.3     RESTRICTIONS ON EXERCISE OF POWER OF SALE

        Section 103 of the LPA shall not apply to this Deed to restrict the exercise by the Assignee of its power of sale which shall arise on the execution of this Deed (and the Secured Obligations shall be deemed to have become due and payable for that purpose). The power of sale and other powers conferred by Section 101 of the LPA as varied or extended by this Deed and those powers conferred (expressly or by reference) on a Receiver shall be immediately exercisable by the Assignee at any time on or after the Enforcement Date.

7.4     NO PRIOR NOTICE NEEDED

        The powers of the Assignee set out in Clauses 7.2 and 7.3 above may be exercised by the Assignee without prior notice to the Assignor.

8.      EXONERATION

8.1     EXONERATION

        The Assignee shall not, nor shall any Receiver, by reason of it or the Receiver entering into possession of the Assigned Assets, be liable to account as mortgagee in possession or be liable for any loss or realisation or for any default or omission for which a mortgagee in possession might be liable; but every Receiver duly appointed by the Assignee under the powers in that behalf in this Deed contained shall for all purposes be deemed to be in the same position as a receiver duly appointed by a mortgagee under the LPA save to the extent that the provisions of that Act are varied by or are inconsistent with the provisions of this Deed when the provisions of this Deed shall prevail and every such Receiver and the Assignee shall in any event be entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the LPA.

8.2     INDEMNITY

        The Assignee and every Receiver, attorney, delegate, manager, agent or other person appointed by the Assignee hereunder shall be entitled to be indemnified out of the Assigned Assets or any part thereof in respect of all liabilities and expenses incurred by it or him in the execution of any of the powers, authorities or discretions vested in it or him pursuant to this Deed and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the

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        Assigned Assets or any part of them. The Assignee and any such Receiver may retain and pay all sums in respect of which it is indemnified out of any monies received by it under the powers conferred by this Deed.

9.      APPOINTMENT OF RECEIVER

9.1     APPOINTMENT

        At any time on or after the occurrence of an Enforcement Event, or at the request of the Assignor, the Assignee may, without prior notice to the Assignor, in writing (under seal, by deed or otherwise under hand) appoint a Receiver in respect of the Assigned Assets or any part thereof and may in like manner from time to time (and insofar as it is lawfully able to do) remove any Receiver and appoint another in his stead.

9.2     MORE THAN ONE RECEIVER

        Where more than one Receiver is appointed, each joint Receiver shall have the power to act severally, independently of any other joint Receiver, except to the extent that the Assignee may specify to the contrary in the appointment.

9.3     RECEIVER AS AGENT

        A Receiver shall be the agent of the Assignor which shall be solely responsible for his acts or defaults and for his remuneration. No Receiver shall at any time act as agent of the Assignee.

9.4     RECEIVER'S REMUNERATION

        A Receiver shall be entitled to remuneration for his services at a rate to be determined by the Assignee from time to time (and without being limited to any maximum rate specified by any statute or statutory instrument).

10.     RECEIVER'S POWERS

10.1    POWERS

        A Receiver shall have (and be entitled to exercise) in relation to the Assigned Assets over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Deed):

        10.1.1    all of the powers of an administrative receiver set out in
                  Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

        10.1.2 all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA;

        10.1.3 all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Assignor itself could do or omit to do;

        10.1.4 the power to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested in the Receiver pursuant to this Deed or upon receivers by statute or law

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                  generally (including the bringing or defending of proceedings in the name of, or on behalf of, the Assignor; the collection and/or realisation of Assigned Assets in such manner and on such terms as the Receiver sees fit; and the execution of documents in the name of the Assignor (whether under hand, or by way of deed or by utilisation of the Assignor seal of the Assignor).

10.2    POWERS MAY BE RESTRICTED

        The powers granted to a Receiver pursuant to this Deed may be restricted by the instrument (signed by the Assignee) appointing him but they shall not be restricted by any winding-up or dissolution of the Assignor.

11.     PROTECTION OF PURCHASERS

11.1    ABSENCE OF ENQUIRY

        No person or persons dealing with the Assignee or any Receiver shall be concerned to enquire whether any event has happened upon which any of the powers in this Deed are or may be exercisable or otherwise as to the propriety or regularity of any exercise of such powers or of any act purporting or intended to be an exercise of such powers or whether any amount remains secured by this Deed. All the protections to purchasers and persons dealing with receivers contained in sections 104, 107 and 109(4) of the LPA shall apply to any person purchasing from or dealing with the Assignee or any such Receiver.

11.2    RECEIPT: CONCLUSIVE DISCHARGE

        The receipt of the Assignee or any Receiver shall be a conclusive discharge to any purchaser of the Charged Property.

12.     POWER OF ATTORNEY AND DELEGATION

12.1    POWER OF ATTORNEY: GENERAL

        The Assignor hereby irrevocably and by way of security appoints the Assignee and any Receiver severally to be its attorney in its name and on its behalf and as its act and deed:

        12.1.1 to execute and deliver any documents or instruments which the Assignee or such Receiver may require for perfecting the title of the Assignee to the Assigned Assets or for vesting the same in the Assignee, its nominee or any purchaser;

        12.1.2 to sign, execute, seal and deliver and otherwise perfect any further security document which the Assignor is required to enter into pursuant to this Deed;

        12.1.3 otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which may be required for the full exercise of all or any of the powers conferred on the Assignee or any Receiver under this Deed or which the Assignor is required to do pursuant to this Deed or which may be deemed expedient by the Assignee or a Receiver in connection with any disposition, realisation or getting in by the Assignee or such Receiver of the Assigned Assets or in connection with any other exercise of any other power under this Deed.

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12.2    POWER OF ATTORNEY:  RATIFICATION

        The Assignor ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 12 (POWER OF ATTORNEY AND DELEGATION) does or purports to do in exercise of the powers granted by this Clause.

12.3    POWER OF ATTORNEY:  GENERAL DELEGATION

        The Assignee and any Receiver shall have full power to delegate the powers, authorities and discretions conferred on it or him by this Deed (including the power of attorney) on such terms and conditions as it or he shall see fit which shall not preclude exercise of those powers, authorities or discretions by it or him or any revocation of the delegation or any subsequent delegation.

13.     APPLICATION OF MONIES RECEIVED UNDER THIS DEED

        Any monies received under the powers hereby conferred shall, subject to the repayment of any claims having priority to this Deed and to any applicable statutory requirement as to the payment of preferential debts, be applied for the following purposes and in the following order of priority:

        13.1.1 in satisfaction of all costs, charges and expenses and payments (including payments made in accordance with paragraphs (i), (ii) and (iii) of Section 109(8) of the LPA) made or incurred by the Assignee or the Receiver and of remuneration to the Receiver in such order as the Assignee shall in its absolute discretion decide;

        13.1.2 in or towards satisfaction of the Secured Obligations which shall be applied in such order as the Assignee shall in its absolute discretion decide; and

        13.1.3 the surplus, if any, shall be paid to the Assignor or other person or persons entitled to it;

        save that the Assignee may credit any monies received under this Deed to a suspense account for so long and in such manner as the Assignee may from time to time determine and the Receiver may retain the same for such period as he and the Assignee consider appropriate.

14.     RELEASE OF SECURITY

14.1    RELEASE

        The Assignee shall, at the request and cost of the Assignor, execute (in a form acceptable to the Assignee) and do all such deeds, acts and things as are necessary to release and/or reassign the Assigned Assets from the security created by or in accordance with this Deed (i) in accordance with the provisions of Clause 4.1 and otherwise (ii) once the Assignee has determined to its satisfaction (acting reasonably) that all of the Secured Obligations have been irrevocably and unconditionally paid and discharged in full.

14.2    AVOIDANCE OF PAYMENTS

        14.2.1 No amount paid, repaid or credited to the Assignee shall be deemed to have been irrevocably paid if the Assignee considers that the payment or credit of

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                  such amount is capable of being avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws.

        14.2.2 If any amount paid, repaid or credited to the Assignee is avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws then any release, discharge or settlement between the Assignee and the Assignor shall be deemed not to have occurred and the Assignee shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

15.     AMOUNTS PAYABLE

15.1    NO DEDUCTION

        All payments under this Deed by the Assignor shall be made without any set-off, counterclaim or equity and (subject to the following sentence) free from, clear of and without deduction for any taxes, duties, levies, imposts or charges whatsoever, present or future. If the Assignor is compelled by the law of any applicable jurisdiction (or by an order of any regulatory authority in such jurisdiction) to withhold or deduct any sums in respect of taxes, duties, levies, imposts or charges from any amount payable to the Assignee under this Deed or, if any such withholding or deduction is made in respect of any recovery under this Deed, the Assignor shall pay such additional amount so as to ensure that the net amount received by the Assignee shall equal the full amount due to it under the provisions of this Deed had no such withholding or deduction been made.

15.2    CURRENCY OF PAYMENT

        The obligation of the Assignor under this Deed to make payments in any currency shall not be discharged or satisfied by any tender, or recovery pursuant to any judgment or otherwise, expressed in or converted into any other currency, except to the extent that tender or recovery results in the effective receipt by the Assignee of the full amount of the currency expressed to be payable under this Deed. To the extent that there is a shortfall between the amount of receipt in one currency and the amount due under this Deed in the original currency then the Assignee shall have a further separate cause of action against the Assignor and shall be entitled to enforce the security created over the Assigned Assets to recover the amount of that shortfall.

15.3    CONVERSION OF OTHER CURRENCIES

        All monies received or held by the Assignee or a Receiver under this Deed on or after the Enforcement Date in a currency other than the currency in which the Secured Obligations are denominated may from time to time be sold for such one or more of the currencies in which the Secured Obligations are denominated. The Assignor shall indemnify the Assignee against the full cost (including all costs, charges and expenses) incurred in relation to such sale. Neither the Assignee nor any Receiver shall have any liability to the Assignor in respect of any loss resulting from any fluctuation in exchange rates after any such sale.

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16.     REPRESENTATIONS AND WARRANTIES

16.1    REPRESENTATIONS

        The Assignor makes the following representations and warranties in favour of the Assignee:

        16.1.1    STATUS

                  It is a company duly formed and validly existing under the laws of its jurisdiction of formation;

        16.1.2    POWERS AND AUTHORITY

                  It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Deed;

        16.1.3    LEGAL VALIDITY

                  This Deed constitutes its legal, binding, valid and enforceable obligation;

        16.1.4    NON-CONFLICT

                  The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:

                  (A) any law or regulation or judicial or official order applicable to it; or

                  (B)      its constitutional documents; or

                  (C) any material agreement or document which is binding upon it or any of its assets or result in the creation of (or a requirement for the creation of) any Security over any Assigned Asset.

        16.1.5    STATUS OF ASSETS AND SECURITY

                  It is the legal and beneficial owner of the Assigned Assets free from Security (other than this Deed and this Deed confers the security it purports to confer over the Assigned Assets and the security created under or pursuant to this Deed is not subject to any prior or pari passu Security and is not liable to avoidance on liquidation or bankruptcy, composition or any other similar insolvency proceedings;

16.2    TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES

        The representations and warranties set out in this Clause are made on the date of this Deed and are deemed to be repeated each day prior to the expiry of the Security Period.

17.     MISCELLANEOUS

17.1    THE ASSIGNOR

        This Deed is binding on the successors and assigns of the Assignor.

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17.2    ASSIGNMENT AND TRANSFER

        The Assignor may not assign any rights it has under this Deed. The Assignee may assign and transfer all or any part of its rights and obligations under this Deed.

17.3    DISCLOSURE

        The Assignee may disclose such information regarding the Assignor, the Put Option Agreement, the Guarantee and this Deed as it considers appropriate to any of its professional advisors or any proposed or actual assignee, transferee, novatee or participant of or in its rights and/or obligations under this Deed, a Receiver or prospective Receiver and/or to any other person (together with professional advisors) who may have an interest in the benefits arising under this Deed, the Put Option Agreement and/or the Guarantee and/or to any other person to whom information may be required to be disclosed by law.

17.4    EVIDENCE OF AMOUNTS DUE

        In any legal action or proceeding arising out of or in connection with this Deed, the entries made in the accounts or records maintained by the Assignee in connection with this Deed shall be prima facie evidence of the existence and amounts of the obligations of the Assignor expressed in this Deed.

17.5    WAIVERS, REMEDIES CUMULATIVE

        Save as expressly provided in this Deed, no failure to exercise, or delay in exercising, on the part of any party to this Deed any right, power or privilege under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise, or the exercise of any other right, power or privilege. No waiver by the Assignee shall be effective unless it is in writing. The rights and remedies of the Assignee are cumulative and not exclusive of any rights or remedies provided by law.

17.6    SET-OFF, COMBINATION OF ACCOUNTS AND LIEN

        The Assignee may (but is not obliged to) set-off any obligation in respect of Secured Obligations which is due and payable by the Assignor against any obligation (contingent or otherwise) owed by the Assignee to the Assignor (regardless of the place of payment, booking, branch or currency of either obligation) and apply any credit balance to which the Assignor is entitled on any account with the Assignee in accordance with Clause 13 (APPLICATION OF MONIES RECEIVED UNDER THIS DEED). The Assignee may, at the cost of the Assignor, effect any currency exchanges as the Assignee considers are appropriate to implement such set-off.

17.7    PARTIAL INVALIDITY

        If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction, shall be affected or impaired in any way.

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17.8    DETERMINATIONS CONCLUSIVE

        Any determination by the Assignee under this Deed is binding on each of the parties in the absence of manifest error.

17.9    CERTIFICATE CONCLUSIVE

        Any certificate from the Assignee as to any amount due to it under this Deed is conclusive and binding on each of the parties in the absence of manifest error.

17.10   PROPERTY

        This Deed is and will remain the property of the Assignee.

17.11   CONTINUING SECURITY

        This Deed shall be a continuing security and shall not be discharged by any intermediate payment or satisfaction of the whole or any part of the Secured Obligations.

17.12   ADDITIONAL SECURITY

        This Deed shall be in addition to and not be affected by any other security or guarantee now or hereafter held by the Assignee for all or any part of the Secured Obligations nor shall any such other security or guarantee of liability to the Assignee of or by any person not a party to this Deed be in any way impaired or discharged by this Deed nor shall this Deed in any way impair or discharge such other security or guarantee.

17.13   VARIATION OF SECURITY

        This Deed shall not in any way be affected or prejudiced by the Assignee at any time dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any security or guarantee referred to in Clause 17.12 (ADDITIONAL SECURITY) or any rights which the Assignee may at any time have or giving time for payment or granting any indulgence or compounding with any person whatsoever.

17.14   ENFORCEMENT OF OTHER SECURITY

        The Assignee shall not be obliged to enforce any other Security it may hold for the Secured Obligations before enforcing any of its rights under this Deed.

17.15   COUNTERPARTS

        This Deed may be executed in any number of counterparts each of which, when executed and delivered, shall constitute an original but all the counterparts shall together constitute the same instrument.

17.16   PERPETUITY PERIOD

        If applicable, the perpetuity period under the rule against perpetuities shall be 80 years from the date of this Deed.

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17.17   REDEMPTION OF PRIOR INCUMBRANCES

        At any time on or from the Enforcement Date, the Assignee may redeem or take a transfer of any prior Security over the Assigned Assets and may agree the accounts of prior incumbrancers. An agreed account shall be conclusive and binding on the Assignor. Any amount paid in connection with such redemption or transfer (including expenses) shall be paid on demand by the Assignor to the Assignee and until such payment shall form part of the Secured Obligations.

17.18   STAMP TAXES

        The Assignor covenants to pay to the Assignee immediately on demand a sum equal to any liability which the Assignee incurs in respect of stamp duty, registration fees and other taxes which is or becomes payable in connection with the entry into, performance or enforcement of this Deed (including any interest, penalties, liabilities, costs and expenses resulting from any failure to pay or delay in paying any such duty, fee or tax).

17.19   COSTS AND EXPENSES

        Each party shall bear its own costs and expenses in connection with the negotiation, preparation and execution of this Deed.

18.     LAW, JURISDICTION AND SERVICE

18.1    GOVERNING LAW

        This Deed is governed by and shall be construed in accordance with the laws of England.

18.2    SUBMISSION TO JURISDICTION

        The Assignor agrees for the benefit of the Assignee that the High Court of Justice in England is to have jurisdiction (subject as provided below) in relation to any claim, dispute or difference concerning this Deed and in relation to, or in relation to the enforcement of, any judgment relating to any such claim, dispute or difference.

        Such submission to jurisdiction shall be without prejudice to the rights of the Assignee to bring legal proceedings in any other jurisdiction and to serve process in any other manner effective under the law of the appropriate jurisdiction. Legal proceedings by the Assignee in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction.

18.3    SERVICE OF PROCESS

        The Assignor agrees that any process may be served on the Assignor by leaving a copy of it at the Assignor's address for service ascertained in accordance with the provisions of Clause 19 (NOTICES) or in any other manner allowed by law.

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19.     NOTICES

19.1    ADDRESSEE

        Any demand or notice by the Assignee under this Deed shall be sufficiently made or given if it is in writing signed by an officer of the Assignee and shall, without prejudice to any other effective mode of making the same, be deemed to have been properly served on the addressee:

        19.1.1 if served on any one of the directors or the secretary of the Assignor personally; or

        19.1.2 if delivered or sent by first class letter post or facsimile transmission to the Assignor at the address for service.

19.2    RECEIPT

        Any such demand or notice sent by:

        19.2.1 first class letter post shall, if posted before the last scheduled collection of letters from the place of posting on any day, be deemed to have been served on the addressee at 10 a.m. on the next Business Day following the day of posting, notwithstanding that it be undelivered or returned undelivered and, in proving such service, it shall be sufficient proof that the notice or demand was properly addressed and posted;

        19.2.2 facsimile on a Business Day shall be deemed to have been served at the time of despatch or transmission if despatched or transmitted during office hours. If despatched or transmitted after the close of business in London it shall be deemed to be received the following day.

19.3    ADDRESS FOR SERVICE OF PROCESS ON ASSIGNOR

        The Assignor appoints Trusec Limited of 2 Lamb's Passage, London EC1Y 8BB, to act as its agent for service of process and undertakes promptly to notify the Assignee if such person ceases to act as its agent for service of process and to provide details of its successor agent for service of process.

19.4    COPY NOTICES TO ASSIGNOR

        Any demand or notice to the Guarantor shall be copied to each of the following at the details specified below (or at such other details as such person(s) may notify in writing to the Assignee from time to time):

        John MacBain                       Testa, Hurwitz & Thibeault, LLP
        c/o Trader Classified Media        125 High Street
        56 Route de Vandoeuvres            Boston
        1253 Geneva                        MA 02110
        Switzerland                        USA

        Fax: +41 22 750 9909               Fax: +1 617 247 7100
                                           Attention: F. George Davitt

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        Baker and McKenzie
        Leidseplein 29
        PO Box 2720
        1000 CS Amsterdam
        The Netherlands

        Fax: +31 20 626 7949
        Attention: Tom Mitchell

        PROVIDED THAT failure to give any copy notice to any of the above persons shall not invalidate the demand or notice served on the Guarantor.

IN WITNESS whereof this Deed has been duly executed and delivered as a Deed on the date first above written.

                                   SCHEDULE 1

                                 FORM OF NOTICES

                       ASSIGNMENT OF PUT OPTION AGREEMENT

                         [HEADED NOTEPAPER OF ASSIGNOR]

To:    Wendel Investissement

Dated  [                   ]

Dear Sirs

NOTICE OF ASSIGNMENT

We hereby give you notice that by a Deed dated 29 November 2002 made between ourselves (the "ASSIGNOR") and Credit Agricole Lazard Financial Products Bank (the "ASSIGNEE") all of our rights to and title and interest from time to time in the property described in the Annexure to this notice ("ASSIGNED PROPERTY") was assigned by us to the Assignee.

On behalf of the Assignee, we hereby irrevocably instruct and authorise you to deal with the Assignee in relation to the Assigned Property without further reference to us unless and until the Assignee notifies you otherwise.

Would you please acknowledge receipt of this Notice by returning to us the copy of this Notice duly signed by your authorised signatory.

Your acknowledgement will be deemed to confirm in favour of the Assignee that you:

(1) have not received any other notice of the interest of any third party relating to the Assigned Property;

(2) are not aware of any dispute between ourselves and yourselves relating to the Assigned Property;

(3) shall not raise any set-off, defence or counter-claim against the Assignee in respect of any payments now or in future expressed to be payable under the Assigned Property.

This Notice shall be construed in accordance with and governed by English law.

Yours faithfully


-------------------------------
For and on behalf of
BEHEER-EN BELEGGINGSMAATSCHAPPIJ TEWINA B.V.

                                      ANNEX

                        DESCRIPTION OF ASSIGNED PROPERTY

All rights, benefit, title and interest of the Assignor in and to a Put Option Agreement dated 29 November 2002 between the Assignor and Wendel Investissement.


[ON COPY OF NOTICE]

To:    Credit Agricole Lazard Financial Products Bank
       Beheer-en Beleggingsmaatschappij Tewina B.V.

Dated: [                 ]

Dear Sirs

NOTICE OF ASSIGNMENT

We acknowledge receipt of the Notice of Assignment of which this is a copy.

Yours faithfully


-------------------------------
Duly authorised signatory
for and on behalf of
WENDEL INVESTISSEMENT

IN WITNESS whereof this Deed has been executed and delivered as a Deed on the date first before written.

THE ASSIGNOR

Signed as a deed on behalf of       ) /s/ Maria van der Sluijs-Plantz
BEHEER-EN                           ) ---------------------------------
BELEGGINGSMAATSCHAPPIJ              ) TMF Management B.V.
TEWINA B.V., a company              )
incorporated in The Netherlands     ) /s/ Alexander Verheijen
by TMF Management B.V.,             ) ---------------------------------
Managing Directors, being persons   ) TMF Management B.V.
who, in accordance with the laws of )
that territory, are TMF Management  ) Authorised signatories
B.V., Managing Directors, acting    )
under the authority of the company  )


THE ASSIGNEE

SIGNED by                           )
for and on behalf of                )     /s/ Shelley Kainth
                                    )     -----------------------------
CREDIT AGRICOLE LAZARD              )
FINANCIAL PRODUCTS BANK             )
                                    )
                                    )     -----------------------------

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